UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012 (March 14, 2012)

TRACTOR SUPPLY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (615) 440-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

On March 14, 2012, Tractor Supply Company (the “Company”) and each of Gregory A. Sandfort, Anthony F. Crudele and Kimberly D. Vella entered into an Amended and Restated Change in Control Agreement (the “Change in Control Agreement”). The Change in Control Agreement replaces the previous change in control agreement previously entered into by the Company and Mr. Sandfort, Mr. Crudele and Ms. Vella. The new Change in Control Agreement removed a gross-up for any excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code") upon payments under the Change in Control Agreement. The amendments to the Change in Control Agreement also provide that in the event an amount to be paid to Mr. Sandfort, Mr. Crudele or Ms. Vella is considered a “parachute payment” pursuant to Section 280G of the Code, then such payment will be reduced to the largest amount that would result in no portion of the payment being subject to the excise tax imposed by Section 4999 of the Code, so long as such reduced amount is greater than the after-tax amount Mr. Sandfort, Mr. Crudele or Ms. Vella would have received had the amount not been so reduced.

The amended agreements also include the following changes from the prior agreements:
  extension of the term of the agreement to February 28, 2015;
  increase the noncompetition period to 18 months;
  clarify that severance payments exclude the target annual bonus under the Company's long-term cash plan;
  cap outplacement services at $40,000; and
  amend the change in control definition so that a change of control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).
The foregoing description of the Amended and Restated Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Change in Control Agreement, which is attached hereto as Exhibit 10.1.

On March 14, 2012, Tractor Supply Company (the “Company”) and Benjamin F. Parrish, Jr. entered into a Change in Control Agreement that is substantially the same as the Amended and Restated Change in Control Agreement discussed above. The Change in Control Agreement expires on February 28, 2015.

The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, which is attached hereto as Exhibit 10.2.

Item 8.01 Other Events.

Director Resignation Policy

The Company has adopted a Director Resignation Policy effective March 14, 2012.

A copy of the policy is furnished herewith as Exhibit 10.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Amended and Restated Change in Control Agreement, dated March 14, 2012, by and between Tractor Supply Company and Gregory A. Sandfort, Anthony F. Crudele and Kimberly D. Vella
10.2	Change in Control Agreement, dated March 14, 2012, by and between Tractor Supply Company and Benjamin F. Parrish, Jr.
10.3	Director Resignation Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACTOR SUPPLY COMPANY

Date: March 15, 2012	By: /s/Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Amended and Restated Change in Control Agreement, dated March 14, 2012, by and between Tractor Supply Company and Gregory A. Sandfort, Anthony F. Crudele and Kimberly D. Vella
10.2	Change in Control Agreement, dated March 14, 2012, by and between Tractor Supply Company and Benjamin F. Parrish, Jr.
10.3	Director Resignation Policy